EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact:    David N. Keys – (702) 735-2200 ext. 166

E-mail: Investor@apfc.com    Website: www.apfc.com

AMERICAN PACIFIC REPORTS THIRD QUARTER RESULTS

LAS VEGAS, NEVADA, July 31, 2003 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2003 third quarter, and provided information on the Company’s operations.

Operating Activities. The Company reported a decrease in sales of $4.7 million, or 25%, in the third quarter compared to the same quarter last year. Sales were $13.8 million during the three-month period ended June 30, 2003, compared to $18.5 million during the same period last year. Net income was $1.6 million, or $.22 diluted per share, compared to $2.0 million, or $0.27 diluted per share, during the third quarter of fiscal 2002.

For the first nine months of this year, sales decreased $3.3 million, or 6%, to $48.4 million from $51.7 million in the first nine months of fiscal 2002. Net income was $5.5 million or $0.74 diluted per share, compared to $4.6 million or $0.63 diluted per share, during the nine months ended June 30, 2002. Net income during the nine-month periods ended June 30, 2003 and 2002, includes charges before income taxes of $1.5 million and $0.1 million, respectively, for losses related to the extinguishment of debt.

Perchlorate chemical sales increased approximately 7% during the first nine months of fiscal 2003, compared to the same period of last year. The Company’s annual sales volumes of its top grade of ammonium perchlorate (“AP”) were approximately 20.2 million, 16.4 million, 12.6 million and 16.4 million pounds during the fiscal years ended September 30, 1999, 2000, 2001 and 2002, respectively. Prior to the tragic Space Shuttle Columbia disaster in January 2003, and based principally upon information the Company had received from its major customers, the Company estimated that annual demand for AP would range between 16.0 million and 20.0 million pounds over the next several years. The Company has not been instructed to curtail production and is producing and delivering product for the Space Shuttle program under its fiscal 2003 purchase order with Alliant Techsystems, Inc. Annual demand levels for AP over the next several years, however, may be significantly impacted by decisions regarding the Space Shuttle program. The Space Shuttle program has recently accounted for between 30% and 40% of the Company’s annual revenues. Any decision to limit or cancel Space Shuttle flights over an extended period of time would have a significant adverse effect on the Company’s results of operations and financial condition.

Sodium azide sales accounted for approximately 7% and 14% of revenues during the nine-month periods ended June 30, 2003 and 2002, respectively. Worldwide sodium azide demand has declined significantly during the last three fiscal years. Sodium azide sales volumes declined approximately 17% in both fiscal 2001 and 2000, and declined further by approximately 10% during fiscal 2002. Worldwide demand for sodium azide is substantially less than worldwide supply. Based principally upon market information received from airbag inflator manufacturers, the Company

- more -

3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NV 89109

PHONE (702) 735-2200 • FAX (702) 735-4876

expects sodium azide use to continue to decline and that inflators using sodium azide will be phased out over some period of time.

Sales of Halotron® amounted to approximately 4% of revenues during the nine-month periods ended June 30, 2003 and 2002. Halotron® is designed to replace halon-based fire extinguishing systems. Accordingly, demand for Halotron® depends upon a number of factors including the willingness of consumers to switch from halon-based systems, as well as existing and potential governmental regulations.

Real estate sales amounted to approximately 3% and 9% of revenues during the nine-months periods ended June 30, 2003 and 2002, respectively. Real estate sales will decline substantially through fiscal 2004 and then cease as a result of the complete depletion of the Company’s Nevada properties that are currently held for sale.

Environmental protection equipment sales accounted for approximately 4% and 1% of revenues during the nine-month periods ended June 30, 2003 and 2002, respectively.

Operating expenses increased $0.6 million during the nine months ended June 30, 2003, compared to the corresponding period in 2002. Operating expenses during the nine-month period ended June 30, 2003 include approximately $1.4 million in costs associated with the issue of perchlorate chemicals found in the groundwater at and near the Company’s former Henderson site. A significant portion of these costs relate to the Company’s pilot remediation testing process to treat such groundwater using a biological in situ method. The Company has also experienced increased costs associated with insurance coverage. These increases were partially offset by decreased spending on corporate development activities.

Cash flows from operating activities were $3.8 million and $0.2 million during the nine months ended June 30, 2003 and 2002, respectively. The increase in cash flows resulted principally from an increase in operating income and a reduction in net working capital.

Financing and Investing Activities. On March 1, 2003 the Company redeemed all of its outstanding 9¼% Senior Unsecured Notes (the “Notes”). The redemption was at a price of 102.313% of the principal amount of the Notes, plus accrued interest to the date of redemption, or in the amount of approximately $43.4 million. The Company recognized a loss on the redemption of $1.5 million, including a non-cash charge of $0.6 million to write-off remaining debt issue costs. Assuming current interest rates, redemption of the Notes will save the Company approximately $2.0 million in annual after-tax net interest costs.

In December 2002, the Company entered into a revolving line of credit with a major bank. The maximum available credit under the line is the lesser of $10.0 million, or the sum of 85% of eligible receivables and 50% of qualifying inventory. No funds have been borrowed under the line of credit.

During the nine-month period ended June 30, 2003, the Company repurchased $1.7 million of its Common Stock. In the future the Company will repurchase its Common Stock and/or pay dividends in accordance with its previously announced Dividend and Stock Repurchase Program.

- more -

        AMERICAN PACIFIC CORPORATION

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including the status of the Space Shuttle program; low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a decrease in demand for AP; technological advances or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively and cost effectively; the Company’s continued ability to generate cash flows sufficient to support its Dividend and Stock Repurchase Program; and the litigation and contingencies (including the costs and effects thereof), as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports (which are incorporated herein by reference). In addition, the operating results and cash flows for the nine-month period ended June 30, 2003, are not necessarily indicative of the results that will be achieved for the full fiscal year or for future periods.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and energetic materials. The Company also designs and manufactures environmental protection products and is involved in real estate development.

- more -

        AMERICAN PACIFIC CORPORATION

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Income Statements

(Unaudited)

	For the three months ended June 30,		For the nine months ended June 30,
	2003	2002	2003	2002
Sales and Operating Revenues	$13,809,000	$18,542,000	$48,422,000	$51,705,000
Cost of Sales	8,307,000	11,159,000	27,169,000	32,596,000

Gross Profit	5,502,000	7,383,000	21,253,000	19,109,000
Operating Expenses	3,289,000	3,589,000	10,305,000	9,666,000

Operating Income	2,213,000	3,794,000	10,948,000	9,443,000
Net Interest and Other	(175,000)	822,000	1,258,000	2,500,000
Loss on Debt Extinguishment			1,522,000	149,000

Income Before Income Taxes	2,388,000	2,972,000	8,168,000	6,794,000
Income Taxes	788,000	981,000	2,695,000	2,242,000

Net Income	$1,600,000	$1,991,000	$5,473,000	$4,552,000

Basic Net Income Per Share	$.22	$.28	$.75	$.64

Average Shares Outstanding	7,255,000	7,212,000	7,255,000	7,108,000

Diluted Net Income Per Share	$.22	$.27	$.74	$.63

Diluted Shares	7,322,000	7,467,000	7,358,000	7,310,000

- more -

        AMERICAN PACIFIC CORPORATION

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2003	September 30, 2002
ASSETS
Current Assets:
Cash and Cash Equivalents	$14,337,000	$65,826,000
Accounts and Notes Receivable	12,506,000	6,787,000
Related Party Notes and Accrued Interest Receivable	334,000	380,000
Inventories	13,972,000	13,989,000
Prepaid Expenses and Other Assets	1,128,000	841,000
Deferred Income Taxes	400,000	435,000

Total Current Assets	42,677,000	88,258,000
Property, Plant and Equipment, Net	9,375,000	7,522,000
Intangible Assets, Net	18,092,000	21,017,000
Investment in and Advances to Joint Venture	10,760,000
Deferred Income Taxes	9,960,000	9,693,000
Other Assets, Net	4,036,000	5,481,000

TOTAL ASSETS	$94,900,000	$131,971,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$4,906,000	$6,079,000

Total Current Liabilities	4,906,000	6,079,000
Long-Term Debt		40,600,000
Other Long-Term Liabilities	5,245,000	6,086,000

TOTAL LIABILITIES	10,151,000	52,765,000

Commitments and Contingencies
Warrants to Purchase Common Stock	3,569,000	3,569,000
Shareholders’ Equity:
Common Stock	898,000	881,000
Capital in Excess of Par Value	83,377,000	82,249,000
Retained Earnings	12,293,000	6,820,000
Treasury Stock	(14,135,000)	(12,483,000)
Accumulated Other Comprehensive Loss	(1,253,000)	(1,830,000)

Total Shareholders’ Equity	81,180,000	75,637,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$94,900,000	$131,971,000

- more -

        AMERICAN PACIFIC CORPORATION

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Cash Flow Statements

(Unaudited)

	For the three months ended June 30,				For the nine months ended June 30,
	2003		2002		2003	2002
Cash Flows For Operating Activities		$(5,040,000)		$2,640,000	$3,832,000	$231,000

Cash Flows For Investing Activities:
Capital Expenditures		(748,000)		(659,000)	(2,765,000)	(1,353,000)
Investment in and Advances to Joint Venture		123,000			(10,510,000)
Real Estate Equity Returns						1,385,000

Net Cash For Investing Activities		(625,000)		(659,000)	(13,275,000)	32,000

Cash Flows For Financing Activities:
Debt Related Payments					(41,539,000)	(3,647,000)
Issuance of Common Stock				713,000	1,145,000	1,903,000
Treasury Stock Acquired				(83,000)	(1,652,000)	(313,000)

Net Cash For Financing Activities				630,000	(42,046,000)	(2,057,000)

Net Change in Cash and Cash Equivalents		(5,665,000)		2,611,000	(51,489,000)	(1,794,000)
Cash and Cash Equivalents, Beginning of Period		20,002,000		47,066,000	65,826,000	51,471,000

Cash and Cash Equivalents, End of Period		$14,337,000		$49,677,000	$14,337,000	$49,677,000

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$		$		$1,875,000	$1,875,000
Income Taxes Paid		$1,000,000		$500,000	$3,300,000	$1,000,000

- O -

        AMERICAN PACIFIC CORPORATION